UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2016

INNOSPEC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13879	98-0181725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8310 South Valley Highway

Suite 350

Englewood, Colorado, 80112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 792-5554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

Exclusivity and Put Option Agreement and Share and Asset Purchase Agreement

On July 29, 2016, Innospec International Ltd. (the “Company”), a company incorporated under the laws of England and Wales and a wholly-owned subsidiary of Innospec Inc. (the “Registrant”), entered into an Exclusivity and Put Option Agreement, dated July 29, 2016 (the “Put Option Agreement”), with Huntsman Investments (Netherlands) B.V., a private company with limited liability organized under the laws of the Netherlands (the “Seller”). The Put Option Agreement, together with the Share and Asset Purchase Agreement, to be entered into by and between the Company and Seller (the “SAPA,” and, together with the Put Option Agreement, the “Acquisition Agreements”), attached as an exhibit to the Put Option Agreement, sets forth the terms of a commitment by the Company to the Seller to acquire the Seller’s European differentiated surfactants business (the “Proposed Transaction”).

Under the Put Option Agreement, the Company irrevocably undertakes to acquire the EDS Business (as defined in the SAPA) from the Seller, upon the terms and subject to certain conditions set out in the SAPA upon exercise by the Seller of the put option that Purchaser irrevocably granted to the Seller pursuant to the Put Option Agreement. The Seller may exercise the put option by signing the SAPA and providing written notice during the period commencing on the date of the Put Option Agreement until the earlier of (a) the date falling five (5) Business Days after the date on which an opinion is obtained, or deemed to be obtained, in accordance with applicable law from certain local works councils in respect of the Proposed Transaction and (b) January 15, 2017 (the “Put Option Exercise Period”). Under the Put Option Agreement, the Seller has agreed that, during the Put Option Exercise Period, it shall not, and none of its affiliates shall, solicit or initiate any proposals from, discuss or negotiate with, provide any non-public information to (including by way of access to electronic data rooms) any person (other than the Company) relating to the acquisition of the EDS Business or any similar transaction.

Under the SAPA, the Proposed Transaction is expected to be accomplished through the Company’s purchase of the EDS Shares (as defined in the SAPA) and the EDS Assets (as defined in the SAPA) in addition to the Company’s assumption or retention of the EDS Liabilities (as defined in the SAPA). The aggregate purchase price to be paid by the Company to the Seller will be approximately $225 million on an enterprise value basis, subject to upward or downward adjustments for certain working capital items, inventory, net intercompany amounts, and certain adjustments related to employee matters, all as more fully set forth in the SAPA. The purchase price will be estimated for closing purposes and then subsequently adjusted post-closing, in accordance with the SAPA. At the closing of the Proposed Transaction, the purchase price, as adjusted post-closing, is expected to be approximately $200 million.

The SAPA contains customary covenants of the Seller to continue to conduct the EDS Business as a going concern in the ordinary course and preserve the EDS Business and its relationships with customers, key employees, suppliers, distributors and other third parties, in each case consistent with past practice, subject to certain exceptions. Additionally, the Seller has agreed to other significant covenants including, among others: (a) providing access to properties and records, and maintaining confidentiality, (b) terminating certain intercompany arrangements, (c) terminating certain hedging arrangements, (d) withdrawal from certain cash pooling arrangements, (e) obtaining releases for certain third-party guarantees and (f) certain non-competition covenants (for a period of five years) and non-solicitation covenants (for a period of two years).

The SAPA also contains certain covenants of the Company, including, among others, (a) preparing certain Merger Control Filings (as defined in the SAPA) and obtaining required consents from regulatory authorities and (b) certain non-solicitation covenants (for a period of two years).

The Seller has agreed to indemnify the Company, subject to certain exceptions and limitations set forth in the SAPA, with respect to retained liabilities and assets, certain environmental matters, and breaches of warranties and covenants, subject to certain deductions and exceptions. The Company has agreed to indemnify the Seller, subject to certain exceptions and limitations, with respect to the EDS Liabilities (as defined in the SAPA).

The Proposed Transaction is expected to close in the fourth quarter of 2016. Consummation of the Proposed Transaction under the terms of the SAPA is subject to customary closing conditions, including, among others: (a) the making of certain Merger Control Filings and obtaining certain approvals, consents or clearances related thereto (the “Competition Condition”), (b) the absence of any restraining and/or permanent governmental order or law which would restrain, enjoin or otherwise prohibit consummation of the Proposed Transaction, (c) the Seller and certain of its affiliates completing certain restructuring transactions in all material respects and (d) the absence of any material adverse effect arising from the date of signing of the Put Option Agreement until satisfaction of the Competition Condition.

The SAPA may be terminated under certain circumstances if the conditions to closing have not been satisfied by the Long Stop Time (as defined in the SAPA).

The above description of the Acquisition Agreements does not purport to be complete, and is qualified in its entirety by reference to the full text of the Acquisition Agreements, copies of which will be filed subsequently with the Securities and Exchange Commission. The Acquisition Agreements will be included to provide investors with information regarding their terms. Neither of the Acquisition Agreements is intended to provide any other factual information about Seller, the Company, the Registrant or the EDS Entities (as defined in the SAPA). In particular, assertions embodied in warranties contained in the Acquisition Agreements are qualified by information in confidential disclosures provided by Seller to the Company in connection with the signing of the Acquisition Agreements. These confidential disclosures contain information that modifies, qualifies and creates exceptions to the warranties and certain covenants set forth in the Acquisition Agreements. Moreover, certain warranties in the Acquisition Agreements were used for purposes of allocating risk between the Company and Seller rather than establishing matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the warranties in the Acquisition Agreements should not be relied on as characterizations of the actual state of facts about Seller, the Company, the Registrant or the EDS Entities.

Item 8.01	Other Items

1.	Debt Commitment

In connection with entering into the Put Option Agreement, the Registrant entered into a commitment letter (the “Commitment Letter”) with Barclays Bank PLC, Credit Suisse AG, Lloyds Bank plc, National Westminster Bank plc, Wells Fargo Bank N.A. and U.S. Bank National Association (collectively, the “Lenders”) for a commitment with respect to the debt financing required by the Company to consummate the Proposed Transactions. Pursuant to the Commitment Letter, the Lenders will act as mandated lead arrangers, and Lloyds Bank plc will act as facility agent for the debt financing, on the terms and subject to the conditions set forth therein. The Commitment Letter contains conditions to funding of the debt financing customary for commitments of this type, including satisfaction of the conditions to the SAPA, the absence of a material adverse change in the business, assets, liabilities, results of operations or conditions (financial or otherwise) of the EDS Entities, taken as a whole (which would entitle the Company not to complete the Proposed Transactions in accordance with the terms of the SAPA), all necessary governmental, regulatory and corporate approvals to the Proposed Transaction being obtained, and other customary conditions. The Commitment Letter provides for a term loan facility in the aggregate principal amount of up to $150,000,000.

2.	Press Release

On August 3, 2016, the Registrant issued a press release announcing the Company’s intention to acquire the Seller’s European differentiated surfactants business, a copy of which is included as Exhibit 99.1 hereto and hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The exhibits incorporated herein by reference or filed as part of this report are set forth in the attached Exhibit Index.

Exhibit No.	Description

99.1	Press Release issued by Innospec Inc., dated August 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innospec Inc. (Registrant)

Date: August 3, 2016	By:	/s/ David E. Williams
	Name:	David E. Williams
	Title:	VP, General Counsel and CCO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Innospec Inc., dated August 3, 2016